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                                                                       Exhibit 8
                             AGREEMENT FOR SERVICES

               This agreement is entered into as of this 1st day of November, 1996, between James F. Thacker (THACKER) and Jo Anne Maxwell (Contractor).

WHEREAS, Contractor has performed various management tasks for THACKER over the past year, and

WHEREAS, THACKER desires to engage the services of Contractor to advise him in his various management tasks, and

WHEREAS, THACKER desires to insure the long term availability of Contractor's management advisory services, and

WHEREAS, Contractor is willing and able to commit to a long term agreement and

WHEREAS, THACKER is unwilling to engage Contractor on a contingent percentage basis, and

WHEREAS, the parties to this agreement realize and agree that the services to be rendered by Contractor are intrinsically more valuable if Contractor's services are available for several years due to the maturation of the projects involved.

Now, therefore, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

          1. Thacker will assign projects selected by him to Contractor on an as needed basis.

          2. Contractor agrees that projects assigned by Thacker shall receive priority treatment over any other projects upon which Contractor may be engaged.

          3. Thacker may also call upon Contractor for management consultation and advice on an ad hoc basis on projects not specifically assigned to Contractor.

          4. Contractor acknowledges that the services contemplated under this agreement may require up to thirty hours per week.

          5. Contractor acknowledges that the various projects which will be assigned to Contractor and the requests for ad hoc consultations will all be time sensitive requiring timely responses.

          6. Contractor agrees that the services contemplated under this agreement will be rendered over the five year period ending October 31, 2001 and,

          7. Contractor agrees that during the five year period of this agreement that Contractor will refrain from contracting for her services in any manner that may make her unavailable to render the services contemplated herein in a timely manner.




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          8.   Contractor acknowledges that in the performance of this agreement she will be privy to confidential and secret information, trade secrets, financial information and budgets, and personal information the disclosure of which would be detrimental to Thacker and that disclosure of any such information to anyone without the written permission of Thacker is a material breach of this agreement.

          9. In full payment for all services to be rendered by Contractor pursuant to this agreement, Thacker shall transfer to Contractor free and clear of any liens or encumbrances, two hundred thousand (200,000) shares of the RESTRICTED common stock of MEDAPHIS CORPORATION. Each of the parties to this agreement acknowledge that the value of said shares is Nine Hundred Thousand Dollars ($900,000.00) and agree to said value for state and federal income tax purposes.

          10. Contractor agrees that any failure to perform services hereunder in a timely manner as requested by Thacker shall constitute a material breach of this agreement.

          11. Contractor agrees that actual damages resulting from a material breach of this agreement would be difficult to determine. Therefore, the parties hereto agree that in the event that Contractor shall materially breach this agreement, liquidated damages in the amount of Seven Hundred Thousand Dollars ($700,000.00) shall be payable to Thacker.

          12. Thacker agrees to transfer the Two Hundred Thousand (200,000) shares of Restricted Common Stock of MEDAPHIS CORPORATION to Contractor as soon as said transfer can be made in compliance with the policies of MEDAPHIS CORPORATION and applicable security laws but in no event later than January 15, 1997.

               In the event of a reorganization, recapitalization, or merger of MEDAPHIS CORPORATION during the term of this Agreement, the option herein shall be treated as an option for the equivalent of the two hundred thousand (200,000) shares which is the subject of the option.

The rights, duties, and obligations set forth herein are personal to the parties hereto and may not be assigned but shall be binding on the personal representatives of said parties.

IN WITNESS WHEREOF, the parties have executed this agreement for Services as of the 1st day of November, 1996.


---------------------------------           --------------------------------
JAMES F. THACKER                            JO ANNE MAXWELL



                         STATEMENT OF DIFFERENCES
                         ------------------------

              The section symbol shall be expressed as 'ss'



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